                                                                    Exhibit 4.93

                     EQUIPMENT MANAGEMENT PLATFORM SOFTWARE
                               LICENSING AGREEMENT

     This Software Licensing Agreement (this "Agreement") is entered into by and between the following Parties on January 1, 2007 ("Effective Date") in Shanghai:

     SHENGQU INFORMATION TECHNOLOGY (SHANGHAI) CO., LTD., a corporation organized and existing under the laws of the People's Republic of China (the "PRC") and having its registered address at No.1 Office Building, No.690 Bibo Road, Pudong New Area, Shanghai, the PRC ("Shengqu" or the "Licensor"); and

     HANGZHOU BIANFENG NETWORKING CO., Ltd., a corporation organized and existing under the laws of the PRC and having its registered address at Floor 18, 160 Tianmushan Road, Hangzhou, Zhejiang, the PRC ("Bianfeng Networking" or the "Licensee").

                                    RECITALS

     WHEREAS, the Licensor owns the software program of Licensed Software (as defined below);

     WHEREAS, Bianfeng Networking desires to license the Licensed Software;

     WHEREAS, the Licensor is willing to license the Licensed Software to Bianfeng Networking.

     NOW AND THEREFORE, the parties through consultations agree as the follows:

1    DEFINITIONS

The terms concerned used in this Agreement are hereby defined as follows:

1.1 "Authorized Personnel" means the employees of the Licensee and personnel from third parties who work on behalf of the Licensee under a contract (which shall include confidentiality clause) entered into and between the Licensee and the third party.

1.2 "Confidential Information" means the technical information and management information which have not been publicly disclosed, can bring economic benefits to obligees, have practicability and are subject to the confidential measures adopted by the obligees, including but not limited to computer software, technical parameter, price list, design, software documentation, manuals, models and account tables.

1.3 "Designated Computer" means the computers and the upgraded computers thereof installed in the offices of the Licensee.

1.4 "Licensed Program" means the executable processing programs of licensed information, which is composed of various modules in the Licensed Software package provided by the Licensor.

1.5 "Licensed Information" means any information concerning the Licensed Program, which is owned by the Licensor and is licensed to the Licensee together with the Licensed Program. Licensed Information includes such information as input form, user manual, interface format and input/output format and is delivered to and used by the Licensee as confidential information or proprietary property of the Licensor.

1.6 "Licensed Software" means the Equipment Management Platform, which includes the Licensed Program and the Licensed Information, used to manage computer rooms, servers, firewall and equipment data. It is also used to maintain data, provide reminders, calculate data and provide the reports and updates.

1.7 "Request Number" shall mean the total number of written request provided by Bianfeng Networking to Shengqu.

1.8 "Upgrade Version" means the Licensed Software comprising of Licensed Program and/or the Licensed Information to which updating, enhancements, corrections, additions of BUG patches or other changes have been made. The exterior form of the Update Version is reflected by changes to the version numbers. For an example, in the version number 2.1.3, a change in the first number from left to right means the occurrence of a bigger version of the software, a change in the second number means substantial improvements to the software performance, and a change in the third number means slight improvements to the software performance.

2    GRANT OF LICENSE AND LIMITATIONS

     License to Use the Licensed Software. In accordance with the terms and conditions hereof, the Licensor agrees to grant to Bianfeng Networking a license to install and operate the Licensed Software on the Designated Computers and to grant to its customers the right to use such software system.

3    LICENSE FEE, SERVICE FEE AND SUPPORTING FEE

3.1 In consideration of the rights that have been granted by Shengqu to Bianfeng Networking, Bianfeng Networking shall pay to Shengqu the initial license fees of RMB240,000.

3.2 In consideration of the daily software maintenance work conducted by Shengqu, Bianfeng Networking shall provide Shengqu with a service fee of RMB10,000 per calendar month upon the installation of the Licensed Software on the Designated Computer.

3.3 Upon the installation of the Licensed Software on the Designated Computer, Bianfeng Networking shall provide Shengqu a supporting fee. The supporting fee shall be calculated using the following formula: supporting fee= Request Number x RMB50,000.

3.4 Shengqu shall deliver the invoice to the Licensee within fifteen (15) days after the receipt of such licensee fees and supporting fees.

4    ORIGINALITY WARRANTY

4.1 The Licensor warrants that the Licensed Software does not infringe any copyright, patent or trademark or proprietary information of any third Party.

4.2 In the event of any legal proceedings or claims by a third party against the Licensee alleging an infringement of any PRC copyright, patent or trade secrets owned by such third party in connection with the use of the Licensed Software or any part thereof within the scope of the license hereunder, the Licensor will reimburse the Licensee for any cost, expense and loss and the litigation fees and attorney fees payable by the Licensee according to the final court, provided that (a) the Licensee promptly inform the Licensor of the claims relating to said infringements, (b) the Licensee grants the Licensor full authorization and provide the Licensor with all information and assistance necessary for enabling the Licensor to defend the claims, and (c) the Licensor has full control over the defending of the claims and the negations relating to the compromise and settlement of the claims.

4.3 If the Licensee's use of the Licensed Software will infringe or in the Licensor's opinion is likely to infringe the copyright, patent or trade secrets alleged by the third party in the above mentioned claims, the Licensor shall be entitled to adopt any measures to enable the Licensee to continue to use the Licensed Software, or the Licensor may replace it with substitutes or modify the Licensed Software so that it will be free of infringement and at the same time it can achieve the equivalent function as the Licensed Software.

4.4 Notwithstanding anything provided herein, the Licensor shall not be liable for infringement of copyright, patent or trade secret arising out of any of the following circumstances:

     (a) the latest version of the Licensed Software, which is free of said infringement, has been provided to the Licensee for free without any changes, and the Licensee still uses other versions;

     (b) The program and data of the Licensed Software has been provided to the Licensee based on thorough studying. The licensee uses the Licensed Software together with other program or dada, and had the Licensee not done so, said infringement would have been avoided. However, the Licensee fails to avoid the use of the Licensed Software together with other program and data;

     (c) The Licensee uses the Licensed Software on computers other than the Designated Computer.

5    TERM AND TERMINATION

     The term of this Agreement shall commence on the Effective Date and shall expire on December 31, 2007. During the term of this Agreement the Licensee shall not unanimously terminate this Agreement.

6    APPLICABLE LAWS

     This Agreement shall be governed by the laws of the People's Republic of China.

7    GENERAL PROVISIONS

     This Agreement and the exhibits hereof signed by the Parties constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof, merges all discussions between them and supersedes and replaces any and every other prior or contemporaneous agreement, understanding or negotiation that may have existed between the Parties. No amendment to this Agreement shall be effective until the Parties mutually agree in the form of a written instrument.

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IN WITNESS WHEREOF, the Parties have each caused this Agreement to be executed and delivered by a duly authorized representative as of the date first above written.

SHENGQU INFORMATION TECHNOLOGY
(SHANGHAI) CO., LTD.


By: /s/ Chen Tianqiao
    ---------------------------------
Name: Chen Tianqiao
Title: Chief Executive Officer


HANGZHOU BIANFENG NETWORKING CO., LTD.


By: /s/ Wang Jingying
    ---------------------------------
Name: Wang Jingying
Title: Senior Vice President